<<Letter Date>>

CONFIDENTIAL TO: <<First Name>> <<Last Name>>

You have been granted Restricted Stock Units (this “Award”) under the Steelcase Inc. Incentive Compensation Plan (the “Plan”). Each Restricted Stock Unit provides for the issuance of one (1) share of Class A common stock (“Share”) in accordance with the terms and conditions of this Award Agreement.
This Award Agreement provides additional information regarding your rights under the Plan and this Award. A copy of the Plan, the U.S. prospectus for the Plan and the local country tax supplement to the U.S. prospectus for the Plan (to the extent you are employed outside of the United States) has been provided or otherwise made available to you. If there is any inconsistency between this Award Agreement and the Plan, the Plan controls. Capitalized terms used in this Award Agreement are defined in the Plan or defined hereunder. For purposes of this Award Agreement, “Employer” shall mean the Company or any Affiliate that employs you on the applicable date (to the extent that you are not directly employed by the Company).
Overview of this Award

1.	Type of Award: Restricted Stock Units, as permitted under Article 11 of the Plan.

2.	Number of Restricted Stock Units Granted under this Award: <<Units>>

3.	Grant Date: <<Grant Date>>

4.	Period of Restriction: Subject to the terms of the Plan and section 5 below, the Restricted Stock Units granted under this Award Agreement will vest as follows:
<<Units>> Units on <<Restriction End Date>>
Each vesting date, as listed in your award summary, shall be referred to as the “Vesting Date”. The period that you hold your Restricted Stock Units prior to the Vesting Date shall be referred to as the “Period of Restriction.”

5.	Vesting Upon Death, Disability, Retirement Eligibility or Termination without Cause:

a.	Death. Your Restricted Stock Units will become fully vested if you die while an Employee after six (6) months from the Grant Date.

b.
Disability. Your Restricted Stock Units will become fully vested if you become Disabled while an Employee after six (6) months from the Grant Date. A “Disability” or “become Disabled” means that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, you are unable to engage in any substantial gainful activity or are receiving income replacement benefits under an accident and health plan covering employees of the Company and its Affiliates for a period of not less than three (3) months.

c.
Retirement Eligible. Your Restricted Stock Units will become fully vested on the date you become Retirement Eligible during the Period of Restriction. The Company will then issue to you one (1) Share for each vested Restricted Stock Unit as soon as practicable following the original Vesting Date, as provided in your award summary (and not on the date you become Retirement Eligible and not on the date of Retirement), but in no event more than 60 days following the original Vesting Date. For purposes of the foregoing, “Retirement Eligible” means your age plus years of continuous service with the Company and its Affiliates total 80 or more and “Retirement” means your employment is terminated following becoming Retirement Eligible.

d.
Termination without Cause. Your Restricted Stock Units will become fully vested if you are terminated without Cause by the Company or your Employer (a “Termination without Cause”); provided, that such termination of employment constitutes a “separation from service” under Section 409A of the Code.

e.
Provision of Services. For purposes of the Restricted Stock Units, your employment or service relationship will be considered terminated as of the date you are no longer actively providing services to the Company, its Affiliates or your Employer (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of the your employment agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Company, your right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any). For purposes of the foregoing, the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Restricted Stock Unit grant (including whether you may still be considered to be providing services while on a leave of absence).

6.	Change in Control: Upon a Change in Control, this Award shall be treated in accordance with Article 16 of the Plan.

7.
Settlement of Vested Restricted Stock Units: Except as provided in sections 5(c), 6 and this section 7, upon the vesting of your Restricted Stock Units, the Company will issue you one (1) Share for each vested Restricted Stock Unit as soon as practicable, but in no event more than 60 days following the Vesting Date. Notwithstanding the foregoing, the Company may, in its sole discretion, settle your Restricted Stock Units in the form of Shares but require you to sell such Shares immediately or within a specified period of time following your termination of employment (in which case you hereby expressly authorize the Company to issue sales instructions to any brokerage firm and/or third party administrator engaged by the Company on your behalf).

8.	Transferability: The Restricted Stock Units granted under the Plan are not transferable.

9.	Voting Rights, Dividend Rights and Dividend-Equivalents:

a.
No Voting Rights or Dividend Rights. You are not the owner of record of the Shares underlying your Restricted Stock Units until the Vesting Date. As such, you will have no voting rights or dividend rights on such Shares until the Vesting Date.

b.
Cash Dividend-Equivalents. You will receive a cash payment equal to any cash dividends that the Company declares and pays with respect to the Shares underlying your outstanding Restricted Stock Units granted under this Award. The Company shall pay such cash dividend-equivalents at such time or times as it determines in its sole discretion; provided, the Company shall pay any cash dividend-equivalents within the calendar year in which the cash dividend-equivalent is declared.

c.
Stock Dividend-Equivalents. You will be entitled to be credited with dividend-equivalents in the form of Shares of the Company with respect to your outstanding Restricted Stock Units, calculated as follows: on each date that a stock dividend is paid by the Company while your Restricted Stock Units are outstanding, you will be credited with an additional number of Restricted Stock Units equal to the number of whole Shares that would have been issued with respect to your outstanding Restricted Stock Units had the Restricted Stock Units been issued as Shares. The additional Restricted Stock Units credited under this paragraph will be subject to the same terms and conditions applicable to your Restricted Stock Units originally granted under this Award Agreement, including, without limitation, for purposes of crediting of additional dividend-equivalents.

10.	Forfeiture of Awards:

a.	Your Restricted Stock Units will be forfeited if, during the Period of Restriction, you cease to be an Employee for any reason, except as set forth in sections 5 and 6 of this Award Agreement.
For the avoidance of doubt, if you separate from employment for any reason, other than for Cause, and you are Retirement Eligible, then the terms of your Restricted Stock Units will be governed by section 5(c).

b.	If you engage in any Competition (as defined in the Plan and determined by the Administrative Committee in its discretion)

(i)	before the Vesting Date, you will forfeit all outstanding Restricted Stock Units granted under this Award Agreement, or

(ii)
between the Vesting Date, and the first (1st) anniversary of the Vesting Date, you must return to the Company all Shares that have been issued to you pursuant to this Award Agreement and you will forfeit all outstanding Restricted Stock Units, if any, granted under this Award Agreement. For purposes of the foregoing, you expressly and explicitly authorize the Company to issue instructions, on your behalf, to any brokerage firm and/or third party service provider engaged by the Company to hold your Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company.

11.
Tax Withholding: Regardless of any action the Company or your Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and may exceed the amount actually withheld by the Company or your Employer. You further acknowledge that the Company and your Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the grant of Restricted Stock Units, the vesting of Restricted Stock Units, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (b) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the

Company and/or your Employer (or former employer, as applicable) may be required to account for Tax-Related Items in more than one jurisdiction.

12.

13.
Prior to the delivery of Shares upon the vesting of your Restricted Stock Units, if your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company shall withhold a sufficient number of whole Shares otherwise issuable upon the vesting of the Restricted Stock Units that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the Shares or such amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another governmental entity. The cash equivalent of the Shares withheld will be used to settle the obligation to withhold the Tax-Related Items. In the event that withholding in Shares is prohibited or problematic under applicable law or otherwise may trigger adverse consequences to the Company or your Employer, your Employer may withhold the Tax-Related Items required to be withheld with respect to the Shares in cash from your regular salary and/or wages or any other amounts payable to you.

If you relocate to another jurisdiction during the lifetime of your Restricted Stock Units, you will be responsible for notifying the Company of such relocation and shall be responsible for compliance with all applicable tax requirements. By accepting this grant of Restricted Stock Units, you expressly consent to the withholding of Shares and/or withholding from your regular salary and/or wages or other amounts payable to you as provided for hereunder. All other Tax-Related Items related to the Restricted Stock Units and any Shares delivered in payment thereof are your sole responsibility.
Depending on the withholding method, the Company and/or your Employer may withhold or account for Tax-Related Items by considering applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you shall be deemed to have been issued the full number of Shares subject to the vested Restricted Stock Unit, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
You agree to pay to the Company or your Employer any amount of Tax-Related Items that the Company or your Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

14.
Administration: This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee or its designee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, as it determines in its sole discretion, all of which will be binding upon you.

15.
Amendment: This Award Agreement may be amended or modified by the Committee as long as the amendment or modification does not materially adversely affect this Award. Notwithstanding anything to the contrary contained in the Plan or in this Award Agreement, to the extent that the Company determines that the Restricted Stock Units are subject to Section 409A of the Code and fail to comply with the requirements of Section 409A of the Code, the Company reserves the right to amend, restructure, terminate or replace the Restricted Stock Units in order to cause the Restricted Stock Units to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

16.	Section 409A of the Code:

a.
The Restricted Stock Units are intended to comply with or be exempt from the requirements of Section 409A of the Code. The Plan and this Award Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that this Award Agreement is subject to Section 409A of the Code and that it does not comply with or is inconsistent with the applicable requirements, the Company may, in its sole discretion, and without your consent, amend this Award Agreement to cause it to comply with Section 409A of the Code or be exempt from Section 409A of the Code.

b.
Notwithstanding any provision of this Award Agreement to the contrary, in the event that any settlement or payment of the Restricted Stock Units occurs as a result of your termination of employment and the Company determines that you are a “specified employee” (within the meaning of Section 409A of the Code) subject to Section 409A of the Code at the time of your termination of employment, and provided further that such payment or settlement does not otherwise qualify for an applicable exemption from Section 409A of the Code, then no such settlement or payment shall be paid to you until the date that is the earlier to occur of: (i) your death, or (ii) six (6)

months and one (1) day following your termination of employment. Any portion of the Restricted Stock Units where settlement is delayed as a result of the foregoing, which is (i) in whole or in part, settled in cash and (ii) based on the value of a Share, shall be based on the value of a Share at the time the Restricted Stock Units otherwise would have been settled or paid without application of the delay described in the foregoing sentence. If the Restricted Stock Units do not otherwise qualify for an applicable exemption from Section 409A of the Code, the terms “Retirement,” “terminate,” “termination,” “termination of employment,” and variations thereof as used in this Award Agreement are intended to mean a “separation from service” as such term is defined under Section 409A of the Code.

c.
Although this Award Agreement and the payments provided hereunder are intended to be exempt from or to otherwise comply with the requirements of Section 409A of the Code, the Company does not represent or warrant that this Award Agreement or the payments provided hereunder will comply with Section 409A of the Code or any other provisions of federal, state, local, or non-U.S. law. Neither the Company, its Subsidiaries, your Employer or their respective directors, officers, employees or advisers shall be liable to you (or any other individual claiming a benefit through you) for any tax, interest, or penalties you may owe as a result of compensation paid under this Award Agreement, and the Company, its Affiliates and your Employer shall have no obligation to indemnify or otherwise protect you from the obligation to pay any taxes pursuant to Section 409A of the Code.

17.
No Guarantee of Employment: Nothing in this Award Agreement or the Plan is intended to constitute or create a contract of employment with the Company, any of its Affiliates or your Employer. Moreover, neither this Award Agreement nor the Plan shall confer upon you any right to continuation of employment with the Company or your Employer, nor shall this Award Agreement or Plan interfere in any way with the Company's right or your Employer's right to terminate your employment at any time. Furthermore, neither this Award Agreement nor the Plan is part of your employment contract with the Company or your Employer, if any. The Plan and any awards granted thereunder are managed at the discretion of the Company and/or the Committee. The terms and conditions of future awards, if any, will be determined by the Company and/or the Committee if and when such new awards are to be made.

18.
Commercial Relationship: To the extent you are not directly employed by the Company, you expressly recognize that your participation in the Plan and the Company's grant of the Restricted Stock Units does not create an employment relationship between you and the Company. You have been granted the Restricted Stock Units as a consequence of the commercial relationship between the Company and your Employer, and your Employer is your sole employer. Based on the foregoing, (a) you expressly recognize the Plan and the benefits you may derive from participation in the Plan do not establish any rights between you and your Employer, (b) the Plan and the benefits you may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by your Employer, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of your employment with your Employer.

19.	Acknowledgment of Nature of Plan and Restricted Stock Units: In accepting the Restricted Stock Units and any Shares, you acknowledge that:

a.
The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement;

b.
The grant of Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been awarded repeatedly in the past;

c.	All decisions with respect to future awards, if any, will be at the sole discretion of the Company;

d.	The Restricted Stock Units and any Shares acquired under the Plan, and the income and value of the same, are not intended to replace any pension rights or compensation;

e.	The terms and conditions of future awards, if any, will be determined by the Company and will be reviewed and communicated to you if and when new grants are to be made;

f.	Your participation in the Plan is voluntary;

g.	The value of the Restricted Stock Units is an extraordinary item of compensation that is outside the scope of your employment contract, if any;

h.
The Restricted Stock Units and any Shares acquired under the Plan, and the income and value of the same, are not part of normal or expected compensation or wages/salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or payments or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services to the Company, its Affiliates or your Employer;

i.	The future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty;

j.	If you receive Shares, the value of such Shares acquired may increase or decrease in value;

k.
Unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;

l.
Unless otherwise agreed with the Company in writing, the Restricted Stock Units and any Shares acquired under the Plan, and the income and value of the same, are not granted as consideration for, or in connection with, the service you may provide as a director of any Subsidiary;

m.
Neither the Company, its Affiliates or your Employer shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the Restricted Stock Units or of any amounts due to you pursuant to the vesting of the Restricted Stock Units or the subsequent sale of any Shares acquired upon vesting; and

n.
In consideration of the grant of the Restricted Stock Unit, no claim or entitlement to compensation or damages shall arise from termination of the Restricted Stock Unit or diminution in value of the Restricted Stock Unit or Shares acquired under the Restricted Stock Unit resulting from termination of your service with the Company and its Affiliates (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and its Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by agreeing to this Award Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.

20.
Consent To Transfer Personal Data: The Company and your Employer hereby notify you of the following in relation to your personal data and the collection, processing, storage, use and transfer, in electronic or other form, of such data in relation to the grant of the Restricted Stock Units and your participation in the Plan pursuant to applicable personal data protection laws. The collection, processing, storage, use and transfer, in electronic or other form, of your personal data is necessary for the Company's administration of the Plan and your participation in the Plan, and your denial and/or objection to the collection, processing, storage, use and transfer, in electronic or other form, of personal data may affect your ability to participate in the Plan. As such, you voluntarily, explicitly and unambiguously acknowledge, consent and agree (where required under applicable law) to the collection, use, processing, storage, use and transfer, in electronic or other form, of personal data as described herein.

The Company and your Employer hold certain personal information about you, including (but not limited to) your name, home address and telephone number, email address, date of birth, social security number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in your favor for the exclusive purpose of implementing, managing and administering the Plan (“Personal Data”). The Personal Data may be provided (or may have been provided initially) by you and then transferred from your Employer to the Company or collected, where lawful, from third parties, and the Company and your Employer will process the Personal Data for the exclusive purpose of implementing, administering and managing your participation in the Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. The Personal Data will be accessible within the Company's organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for your participation in the Plan.
The Company and your Employer will transfer Personal Data as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company and your Employer may each further transfer Personal Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world and you understand that the recipients' country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Personal Data by contacting your local human resources representative. You hereby authorize (where required under applicable law) the recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Personal Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the Plan. You understand that Personal Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired upon vesting of the Restricted Stock Units.

You understand that you may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later revoke your consent, your employment status or service and career with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant your Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you should contact your local human resources representative.
Finally, upon request of the Company or the Employer, you agree to provide an executed data privacy consent (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you may not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or your Employer.

21.
Electronic Delivery: The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Unit and participation in the Plan (or future Restricted Stock Units that may be granted under the Plan) by electronic means, or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

22.
Private Offering: The grant of the Restricted Stock Units is not intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law).

23.
Addendum: Notwithstanding any provisions of this Award Agreement to the contrary, the Restricted Stock Units shall be subject to any special terms and conditions for your country of residence (and country of employment, if different) set forth in the addendum to this Award Agreement (the “Addendum”). Further, if you transfer your residence and/or employment to another country reflected in the Addendum to this Award Agreement at the time of transfer, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Restricted Stock Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). In all circumstances, any applicable Addendum shall constitute part of this Award Agreement.

24.
Additional Terms and Conditions: The Company reserves the right to impose other requirements on the Restricted Stock Units, any Shares acquired pursuant to the Restricted Stock Units and your participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Restricted Stock Units and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

25.
Severability: The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

26.
Age Discrimination Rules: If you are resident and/or employed in a country that is a member of the European Union or the European Economic Area, the grant of the Restricted Stock Units and this Award Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Award Agreement, the Addendum or the Plan are invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

27.
Insider Trading Restrictions / Market Abuse Laws: By participating in the Plan, you acknowledge that, depending on your or your broker’s country of residence or where the Shares are listed, you may be subject to insider trading and/or market abuse laws, which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Restricted Stock Units) or rights linked to the value of Shares (e.g., phantom awards, futures) during such times as you are considered to have “inside information” regarding the Company as defined by the laws or regulations in your country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know”) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. You should keep in mind third parties includes fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company’s insider trading policy. You understand that you personally are responsible for ensuring compliance with any applicable restrictions and should consult your personal legal advisor for additional information.

28.
Clawback: If the Company’s financial results are materially restated, you acknowledge and agree that the Restricted Stock Units, any Shares acquired pursuant thereto and/or any amount received with respect to any sale of such Shares shall be treated in accordance with Article 19 of the Plan. For purposes of the foregoing, you expressly and explicitly authorize the Company to issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold your Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon the enforcement of Article 19 of the Plan.

29.
Governing Law: This Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan without regard to any choice of law rules thereof which might apply the laws of any other jurisdiction. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Award Agreement, the parties hereby submit to the exclusive jurisdiction of the State of Michigan and agree that such litigation shall be conducted only in the courts of Kent County, Michigan, or the federal courts for the Western District of Michigan, and no other courts, where this grant is made and/or to be performed.

30.
English Language: If you are resident outside of the United States, you acknowledge and agree that it is your express intent that this Award Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Restricted Stock Units be drawn up in English. If you have received this Award Agreement, the Plan or any other documents related to the Restricted Stock Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

31.
Compliance with Laws: As a condition to the grant of this Award, you agree to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (including, but not limited to, dividends, dividend equivalents and any proceeds derived from the sale of the Shares acquired pursuant to the Restricted Stock Units) if required by and in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Company, your Employer and the Company's Affiliates, as may be required to allow the Company, your Employer and the Company's Affiliates to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

32.
Entire Agreement: This Award Agreement, the Plan, the Addendum, and the rules and procedures adopted by the Committee contain all of the provisions applicable to the Restricted Stock Units and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you. The various provisions of this Award Agreement, the Addendum, the Plan, and the rules and procedures adopted by the Committee are severable, and if any provision thereof is held to be unenforceable by any court of competent jurisdiction, then such unenforceability shall not affect the enforceability of the remaining provisions thereof.

If you have any questions regarding this Award or this Award Agreement, or would like a copy of the Plan, please contact John Hagenbush, Director, Global Compensation, at (616) 246-9532.
Sincerely,

James P. Keane
President and Chief Executive Officer
Steelcase Inc.

Please acknowledge your agreement to participate in the Plan and this Award Agreement, and to abide by all of the governing terms and provisions by signing the following representation. Your signed representation must be returned by <<Deadline>> to:
Steelcase Inc.
Compensation Department (GBC-3C)
PO Box 1967
Grand Rapids, MI 49501-1967

Agreement to Participate and to Personal Data Processing

By signing a copy of this Award Agreement and returning it, I acknowledge that I have read the Plan, and that I fully understand all of my rights under the Plan, as well as all of the terms and conditions that may limit my rights under this Award Agreement and that I agree with the processing and transfer of Personal Data as specified in this Award Agreement.

Date:        <<Date>>

Signature:
<<First Name>> << Last Name>>
<<SAP ID>>
ADDENDUM TO THE steelcase inc.
RESTRICTED STOCK UNIT AGREEMENT
In addition to the terms and conditions set forth in the Award Agreement, the Award is subject to the following terms and conditions (this “Addendum”). All defined terms contained in this Addendum shall have the same meaning as set forth in the Plan or defined hereunder. If you are employed or reside in a country identified in this Addendum, the additional terms and conditions for such country shall apply. If you transfer residence and/or employment to a country identified in this Addendum, the additional terms and conditions for such country shall apply to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable to comply with local law, rules and regulations or to facilitate the operation and administration of the Restricted Stock Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).
CANADA

1.
Settlement in Shares: Notwithstanding anything to the contrary in the Award Agreement, this Addendum or the Plan, the Restricted Stock Units shall be settled only in Shares (and shall not be settled in cash).

2.
Consent to Collection / Processing / Transfer of Personal Data. The following provision shall supplement section 18 of the Award Agreement: You authorize the Company and the Company's representative to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Plan. You further authorizes the Company, any Affiliate of the Company, and the Employer, any broker or any stock plan service provider as may be selected by the Company from time to time to assist with the Plan, to disclose and discuss your participation in the Plan with their advisors. You also authorize the Company and the Employer to record such information and to keep such information in your employment file.

2.
English Language (Quebec): To the extent you reside in the province of Quebec, the parties to the Award Agreement acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Dans la mesure où que vous résidez dans la province de Québec, les parties à l’entente de financement reconnaissent que c’est leur volonté expresse que le contrat d’intéressement, ainsi que tous les documents, avis et procédures judiciaires exécutés, donnés ou intentés à la suite ou liés directement ou indirectement du présent règlement, être rédigées en anglais.

CROATIA
None.
CZECH REPUBLIC
None.
FRANCE
English Language: The parties to the Award Agreement acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.

GERMANY
None.
HONG KONG

1.
Lapse of Restrictions: If, for any reason, Shares are issued to you within six (6) months of the Grant Date, you agree that you will not sell or otherwise dispose of any such Shares prior to the six (6) month anniversary of the Grant Date.

2.
IMPORTANT NOTICE - WARNING: The contents of the Award Agreement, this Addendum, the Plan, and all other materials pertaining to the Restricted Stock Units and/or the Plan have not been reviewed by any regulatory authority in Hong Kong. You are hereby advised to exercise caution in relation to the offer thereunder. If you have any doubts about any of the contents of the aforesaid materials, you should obtain independent professional advice.

3.
Wages: The Restricted Stock Units and Shares subject to the Restricted Stock Units do not form part of your wages for the purposes of calculating any statutory or contractual payments under Hong Kong law.

4.
Nature of the Plan: The Company specifically intends that the Plan will not be treated as an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). To the extent any court, tribunal or legal/regulatory body in Hong Kong determines that the Plan constitutes an occupational retirement scheme for the purposes of ORSO, the grant of the Restricted Stock Units shall be null and void.

INDIA
Repatriation Requirements: As a condition of this Award, you agree to repatriate all sales proceeds and dividends attributable to Shares acquired under the Plan in accordance with local foreign exchange rules and regulations. Neither the Company nor any of its Affiliates shall be liable for any fines or penalties resulting from your failure to comply with applicable laws.
ITALY
Data Privacy. Notwithstanding any provision of the Award Agreement, this paragraph in this Addendum applies in regards to data privacy in Italy.
Pursuant to Section 13 of the Legislative Decree no. 196/2003, you understand that the Company and the Employer may hold certain personal information about you, including, your name, home address, telephone number, email address, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of managing and administering the Plan (“Data”).
You also understand that providing the Company with your Data is necessary for the performance of the Plan, which represents the legal basis for the collection, use, processing and transfer of the Data, and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. The Controller of personal data processing is Steelcase Inc., with registered offices at 901 44th St Se Grand Rapids, MI, 49508 United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Steelcase SA with registered offices at Chambre Française de Commerce et d'Industrie en Italie, Via Leone XIII, 10 20145 Milano , Italy. You understand that your Data will not be publicized, but it may be transferred to Morgan Stanley Wealth Management, banks, other financial institutions or brokers and/or their agents involved in the management and administration of the Plan. You further understand that the Company and/or any Subsidiary or Affiliate will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and that the Company and/or any Subsidiary or Affiliate may each further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer to Morgan Stanley Wealth Management or another third party with whom you may elect to deposit any Shares acquired under the Plan. Such recipients may receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan. You understand that these recipients may be located in the European Economic Area, or elsewhere, such as the United States or Asia. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete your Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by Italian data privacy laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of your Data abroad, including outside of the European Economic Area, as herein specified and pursuant to Italian data privacy laws and regulations, does not require your consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. You understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have the right to, including but not limited to, access, delete, update, ask for rectification or erasure of your Data and stop, for legitimate reason, the Data processing. You also understand that you have the right to Data portability and to lodge a complaint with the Italian supervisory authority. Furthermore, you are aware that your Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting your human resources department.
Plan Document Acknowledgement. In accepting the Award, you acknowledge that you have received a copy of the Plan and the Award Agreement and have reviewed the Plan and the Award Agreement, including this Addendum, in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement, including this Addendum.
You further acknowledges that you have read and specifically and expressly approve the following paragraphs of the Award Agreement: section 7 (Settlement of Vested Restricted Stock Units); section 17 (Acknowledgment of Nature of Plan and Restricted Stock Units); section 22 (Additional Terms and Conditions); section 27 (Governing Law); section 28 (English Language); and the Data Privacy paragraph included in this Addendum.
MEXICO
Extraordinary Item of Compensation: You expressly recognize and acknowledge that your participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as the your free and voluntary decision to participate in the Plan in accordance with the terms and conditions of the Plan, the Award Agreement and this Addendum. As such, you acknowledge and agree that the Company may, in its sole discretion, amend and/or discontinue your participation in the Plan at any time and without any liability. The value of the Restricted Stock Units is an extraordinary item of compensation outside the scope of your employment contract, if any. The Restricted Stock Units are not part of your regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of your Employer.
NETHERLANDS
Waiver of Termination Rights: You waive any and all rights to compensation or damages as a result of a termination of employment, insofar as those rights result or may result from: (a) the loss or diminution in value of such rights or entitlements under the Plan; or (b) you ceasing to have rights, or ceasing to be entitled to any Awards under the Plan as a result of such termination of employment.
ROMANIA
None.
SINGAPORE

1.
Securities Law Notice.  The grant of the Restricted Stock Units is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) under which it is exempt from the prospectus and registration requirements under the SFA and the grant of the Restricted Stock Units is not made to you with a view to the Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that the Restricted Stock Units are subject to section 257 of the SFA and you should not make (i) any subsequent sale of the Shares in Singapore, or (ii) any offer of such subsequent sale of the Shares in Singapore, unless such sale or offer is made: (a) more than six (6) months after the Award Date or (b) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

SPAIN

1.	Acknowledgement of Discretionary Nature of the Plan; No Vested Rights: By accepting the Award, you consent to participation in the Plan and acknowledge receipt of a copy of the Plan.
You understand that the Company has unilaterally, gratuitously and in its sole discretion granted Restricted Stock Units under the Plan to individuals who may be employees of the Company or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis. Consequently, you understand that the Restricted Stock Units are granted on the assumption and condition that the Restricted Stock Units and the Shares acquired upon settlement of the Restricted Stock Units shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that this grant would not be made to you but for the assumptions and conditions referenced above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason the Award shall be null and void.
You understand and agree that, as a condition of the Award, unless otherwise provided in section 5 of the Award Agreement, any unvested Restricted Stock Units as of the date you cease active employment will be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of termination of employment. You acknowledge that you have read and specifically accept the conditions referred to in the Award Agreement regarding the impact of a termination of employment on the Restricted Stock Units.

2.
Termination for Cause: Notwithstanding anything to the contrary in the Plan or the Award Agreement, “Cause” shall be as defined as set forth in Article 2.6 of the Plan, regardless of whether the termination of employment is considered a fair termination (i.e., “despido procedente”) under Spanish legislation.

SWEDEN
None.
SWITZERLAND
Securities Law Notification. The grant of the Restricted Stock Units and the issuance of any Shares is not intended to be a public offering in Switzerland. Neither this document nor any other materials relating to the Restricted Stock Units constitute a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any other materials relating to the Restricted Stock Units may be publicly distributed nor otherwise made publicly available in Switzerland.
TURKEY

1.
Securities Law Notice. The Restricted Stock Units are made available only to employees of the Company, a Subsidiary or Affiliate, and the offer of participation in the Plan is a private offering as to employees in Turkey. The grant of Restricted Stock Units and the issuance of Shares at vesting take place outside of Turkey.

UNITED ARAB EMIRATES
None.
UNITED KINGDOM

1.	Withholding Taxes: The following provision supplements Section 11 of the Award Agreement.
You agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items as and when requested by the Company, your Employer, or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and your Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), you are ineligible to have the Company or your Employer cover any income tax liability on your behalf. In this case, any income tax not collected from or paid by you within 90 days after the end of the U.K. tax year in which the event giving rise to the income tax liability occurred (or such other period specified in U.K. law) will constitute a benefit to you on which additional income tax and national insurance contributions (“NICs”) will be payable. You will be responsible for paying and reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or your Employer (as applicable) the value of any employee NICs due on this additional benefit, which the Company or your Employer may recover from you by any of the means referred to in section 11 of the Award Agreement.

2.
Exclusion of Claim: You acknowledge and agree that you will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to the Restricted Stock Units, whether or not as a result of termination of employment (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Restricted Stock Units. Upon the grant of the Award, you shall be deemed to have waived irrevocably any such entitlement.

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